EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

SUBSIDIARIES OF PAYCHEX, INC. AS OF MAY 31, 2020

Name of Subsidiaries	Jurisdiction of Incorporation

DHR Services Holdings, LLC	Delaware
ESG Consulting II, LLC	Utah
ESG Entities II, LLC	Utah
ESG PEO, Inc.	Utah
Fortune Industries, LLC	Delaware
Gordian Capital Holdings, LLC	Delaware
Oasis AHR II, LLC	Iowa
Oasis AHR PL, LLC	Colorado
Oasis DHR, LLC	Delaware
Oasis Outsourcing Acquisition Corporation	Delaware
Oasis Outsourcing Contract III, Inc.	Florida
Oasis Outsourcing Holdings, Inc.	Florida
Oasis Outsourcing TX, Inc.	Florida
Oasis Outsourcing V, Inc.	Florida
Oasis Outsourcing, Inc.	Florida
Oasis Payroll Services, Inc.	Florida
Paychex Holdings, LLC	New York
Paychex Insurance Agency, Inc.	New York
Paychex Investment LLC	Delaware
Paychex Management LLC	Delaware
Paychex North America Inc.	Delaware
Paychex of New York LLC	Delaware
Professional Staff Management, Inc.	Indiana
PXC, Inc.	New York

Certain subsidiaries, which considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary, per Regulation S-X, Article 1, as of May 31, 2020, have been omitted from this exhibit.